Exhibit 10.2

AEP Industries Inc.
Summary of Non-Employee Director Compensation

The non-employee directors of AEP Industries Inc. receive the following compensation for service on the Company’s Board of Directors:

Participation Fees

Annual retainer—Audit committee members.	$43,000
Annual retainer—Other	35,000
Board meeting fee	1,500
Audit, compensation, and nominating and corporate governance committee meetings	1,200

In addition to the annual retainer referred to above, the Chairman of the Compensation Committee receives an additional $5,000 annual retainer.

Retainer fees are paid in 12 equal monthly installments.

Each director has the option to defer payment of the foregoing compensation. Interest will accrue on the deferred compensation at a rate of 8% per annum until paid.

Stock Option Grants

The Company’s non-employee directors each receive an annual grant of 2,000 non-qualified stock options on the date of the annual meeting of stockholders. The stock options will vest in five equal installments on the first through fifth anniversaries of the grant date, provided such person continues to serve as a director of the Company on such respective dates.